FOR IMMEDIATE RELEASE

Pacer Closes Sale of Its Specialized,

Heavy-Haul Trucking Operation

CONCORD, Calif., August 20, 2009 (BUSINESS WIRE)-Pacer International, Inc. (Nasdaq: PACR), a leading North American freight transportation and logistics services provider, announced that it has closed the previously-announced sale of certain assets of its specialized heavy-haul trucking operation to subsidiaries of Universal Truckload Services, Inc. (UTSI) on August 17, 2009. In connection with the transaction, subsidiaries of UTSI assumed the real property leases and equipment leases for tractors and trailers used in the operation-as well as various customer, agent and other contracts for a purchase price of approximately $2.0 million. Pacer retained the rights to all receivables generated by this trucking operation through the closing date.

As a leading intermodal and trucking services provider in North America, Pacer will continue to provide all its established highway and intermodal services as part of the company's integrated operations. Pacer plans to use the services of UTSI for seamless heavy-haul highway transport when appropriate.

"We are pleased to have completed the sale of these assets to UTSI where these operations are a better strategic fit, and we appreciate the efforts of the team that closed this transaction on schedule," said Michael E. Uremovich, chairman and CEO of Pacer.

ABOUT PACER INTERNATIONAL (www.pacer.com)

Pacer International is a leading asset-light North American freight transportation and logistics provider, and through its intermodal and logistics operating segments, offers a broad array of services to facilitate the movement of freight from origin to destination. The intermodal segment offers wholesale services provided by Pacer Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and Pacer Cartage (local trucking), as well as retail services through its Rail Brokerage unit (intermodal marketing). The logistics segment provides retail truck brokerage, trucking, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its intermodal and logistics operating segments are headquartered in Concord, California, and in Dublin, Ohio, respectively.

CERTAIN FORWARD-LOOKING STATEMENTS

This press release contains or may contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are those set forth in the company's various filings with the Securities and Exchange Commission, including those set forth in the company's annual report on Form 10-K for the year ended December 26, 2008 filed with the SEC on February 17, 2009 and the Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 6, 2009. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. Except as otherwise required by federal securities laws, the company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:

Joseph B. Doherty

EVP, Investor Relations and Treasurer

Pacer International

(925) 887-1582

joe.doherty@pacer.com

MEDIA CONTACT:

Bill Fahrenwald

James Street Associates

(708) 371-0110 X 1#

bfahrenwald@jamesstreetassoc.com